Exhibit 14.1

CODE OF ETHICS

INTERNATIONAL ASSETS HOLDING CORPORATION AND SUBSIDIARIES

International Assets Holding Corporation (the “Company”) is adopting this Code of Ethics (this “Code”) to formalize the Company’s continuing expectations regarding ethical conduct. This Code applies to the directors, officers and employees of the Company and each of its subsidiaries. The Company also expects all of the Company’s consultants will abide by this Code.

This Code is intended to satisfy the requirements of pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 regarding the adoption of a code of ethics for senior officers and the proposed rules of the Nasdaq Stock Market regarding the adoption of a code of conduct for directors, officers and employees.

Honest and Ethical Conduct

The Company is committed to conducting its business in accordance with the highest ethical principles. This Code is designed to accomplish this goal by setting forth the ethical standards which will govern the conduct of our directors, officers, and employees.

Reporting of Potential Violations

Directors, officers and employees should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any director, officer or employee who becomes aware of any existing or potential violation of this Code should promptly notify, in the case of employees, the Company’s President and, in the case of directors and the President, the Chairman of the Audit Committee (we refer to such contacts as the “Appropriate Ethics Contacts”). The Company will take appropriate action to address any existing or potential violation of this Code brought to its attention, as described in this Code.

Conflicts of Interest

Directors, officers and employees have a duty to act in the best interests of the Company and its shareholders at all times. As part of this duty, directors, officers and employees are prohibited from engaging in any transaction which involves an improper conflict of interest.

A “conflict of interest” exists when a person’s private interests interfere in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. Wherever a conflict of interest arises, the person involved must promptly disclose the circumstances of the conflict to the Appropriate Ethics Contact.

Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance our legitimate business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes both personal and Company benefits may be derived from certain activities. The only prudent course of conduct for our directors, officers and employees is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand by their Appropriate Ethics Contact.

Fair Dealing

The Company seeks competitive advantages through superior performance and not through illegal or unethical business practices. Directors, officers and employees should deal fairly with our customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Business Entertainment and Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Company, or any of their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your Appropriate Ethics Contact any gifts or proposed gifts which you are not certain are appropriate.

Confidentiality

In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. The obligation to preserve confidential information continues even after employment ends.

Laws and Regulations

Our directors, officers and employees must respect and follow all laws and regulations which apply to the Company and its operations. Therefore, our directors, officers or employees may not:

1. In communicating with the Company or any of its customers, counterparties or regulators, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made accurate and complete.

2. Engage in any act, practice or course of business which operates or could operate as a fraud or deceit upon the Company, any or its customers, counterparties or regulators, or any other person.

3. Cause the Company to violate any laws, rules and regulations applicable to the Company.

4. Buy or sell securities of any issuer when in possession of material nonpublic information relating to the issuer, or recommend that another person buy, sell or hold the securities of such issuer.

Public Disclosure and Financial Reporting

The Company requires that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All directors, officers and employees who are involved in the Company’s disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any director, officer or employee who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

The Company’s senior financial officers are required to establish and manage the Company’s reporting systems and procedures to ensure that:

1. Business transactions are properly authorized and accurately recorded on the Company’s books and records and in accordance with GAAP.

2. The Company’s records are maintained in accordance with applicable legal and regulatory requirements and Company policy.

3. Periodic reporting and communications with the public are communicated in a manner that offers the highest degree of clarity and meaning so that readers will be able to determine the significance and potential consequences.

4. Personnel dealing with the finances of the Company are informed as to rules and regulations that affect the financial operation of the Company.

5. The financial operation of the Company is monitored as to compliance with any applicable rules and regulations.

6. Any identified error is corrected in a timely manner.

Compliance With this Code

As evidence of compliance with this Code, all directors, officers and employees will sign an annual attestation that they have received and read this Code and that all required disclosures have been made to the Company and any known violations have been reported.

Employees are encouraged to talk to their Appropriate Ethics Contact about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.

Employees are required to cooperate in all internal investigations of misconduct.

Prohibition Against Retaliation

The Company strictly prohibits retaliation against any person reporting possible violations of law, ethics or this Code which are made in good faith.

Enforcement of this Code

The Company has adopted the following procedure for enforcing this Code:

1. The Company will investigate all alleged violations of this Code. This investigation will be undertaken by the Appropriate Ethics Contact or another person designated by the Board of Directors.

2. In the event that the Company determines that a violation of this Code has occurred, the Company will take appropriate action against the violator, which may include termination of employment, reduction of authority or reduction in compensation.

Waivers

The Company may waive provisions of this Code in appropriate circumstances. If a director, officer or employee believes that a waiver is appropriate, he or she should discuss the matter with the Appropriate Ethics Contact.

Waivers for directors or executive officers (including senior financial officers) may be made only by the Board of Directors. The Company will publicly report all waivers which apply to the Company’s directors and executive officers as required by applicable laws and regulations.

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